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                                                                      Exhibit 11


                          TRW Inc. and Subsidiaries
                COMPUTATION OF EARNINGS PER SHARE - UNAUDITED

                    (In Millions Except Per Share Amounts)


                                                          Three Months Ended March 31
                                                       ---------------------------------
                                                               1995             1994
                                                               ----             ----
PRIMARY
- -------
Net earnings                                               $  114.7         $   64.1
Less preference dividend requirements                           0.2              0.2
Net earnings applicable to common shares and               --------         --------
  common share equivalents                                 $  114.5         $   63.9
                                                           ========         ========

Average common shares outstanding                              64.9             64.3
Stock options and performance share rights,
    based on the treasury stock method using
    average market price                                        1.0              1.5
Average common shares and common share                     --------         --------
    equivalents                                                65.9             65.8
                                                           ========         ========

Primary earnings per share                                 $   1.74         $   0.97
                                                           ========         ========


FULLY DILUTED
- -------------
Net earnings applicable to common shares and
  common share equivalents                                 $  114.5         $   63.9
Dividends assuming conversion of other
    dilutive securities:   (A)
       Dilutive preference dividends                            0.2              0.2
                                                           --------         --------
Net earnings applicable to fully diluted shares            $  114.7         $   64.1
                                                           ========         ========

Average common shares outstanding                              64.9             64.3

Common shares assuming conversion of
     other dilutive securities:   (A)
        Dilutive preference shares                              0.6              0.6

            Stock options and performance share rights,
            based on the treasury stock method using
            closing market price if higher than
            average market price                                1.2              1.5
                                                           --------         --------
Average fully diluted shares                                   66.7             66.4
                                                           ========         ========

Fully diluted earnings per share                           $   1.72         $   0.97
                                                           ========         ========

(A) Assuming the conversion of the Serial Preference Stock II - Series 1 and Series 3.